Exhibit 10.27

LEASE AMENDMENT

This lease amendment agreement (“Agreement”) is made as of the 4th day of September 2003, by and between OSE USA, Inc., a Delaware corporation (“lessee”), and Joseph A. Sully (“owner”) as assigned by Lincoln-Recp Old Oakland OPCO. LLC.

RECITALS

A.	OSE now leases the property at 2221 Old Oakland Rd. San Joes, Ca. with 52 months remaining.

B.	Lessee wishes to vacate the first floor of the lease property.

C.	Lessee is selling its manufacturing business to a third party; know as Integrated Packaging Assembly Corporation. (IPAC)

D.	IPAC would lease the first floor after buying the manufacturing business form Lessee.

E.	Owner will lease to IPAC with a new lease.

F.	OSE to reduce the demised premises by the entire first floor.

NOW, THEREFORE, the parties agree as follows:

1. Owner agrees to a temporary change of terms based on the change in market rents. The new rent to OSE starting June 2003 will be $49,800.00 (OSE had been paying $99,691.00) plus net charges.

2. The second floor of the building will be occupied by OSE with all the same terms and conditions as stated in the Lease dated January 20, 1998 except the rent will be temporary adjusted (based on the change in market rents) to $12,000.00 per month plus net charges with increases at same percentages.

3. OSE will perform all differed maintenance to both the first and second floor of the property. See list attached. All maintenance/ repairs listed are to be completed on the first floor within 30 days of the sale to IPAC. The maintenance/ repairs on the second floor can be differed for up to 24 months. After that time Owner will start repairs and charge OSE for costs including administration. The total spent by OSE for these maintenance/ repairs is to be a minimum of $200,000.00 to a maximum $250,000.00 all receipts are to be presented at each completed floor.

4. OSE can sub-lease according to the terms of the master lease any portions of the second floor it is not using.

5. Owner and OSE agree to reduce the size of the Premises by the entire first floor, as described and listed in the “Basic Lease Information” and shown in Exhibit A of the master Lease. The existing separate guaranty of the original lease by OSE’s parent company Orient Semiconductor Electronics Ltd. Will be limited to the second floor of the property. All terms and conditions of the Lease will remain in effect for the remaining demises premises.

6. Owner will to lease to IPAC the entire first floor under separate agreement.

7. For the above considerations OSE will pay to the Owner in the form of a real property secured note from IPAC for the amount of $500,000.00 with terms to be: due in 3 years, always adjusted to the current prime rate, with interest due monthly.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf.

LESSEE:	OSE USA, Inc., a Delaware corporation

By:
Name:
Title:

OWNER:	Joseph A. Sully

By:
Name:
Title:

STOCKHOLDER CONSENT

OSE-Taiwan, as the controlling stockholder of Lessee, hereby consents to the conditions in accordance with this Agreement.

Orient Semiconductor Electronics, Ltd.

By:
Name:
Title:

LIST OF MAINTENANCE REQUIREMENTS AS PART OF AMENDMENT

(all repair items are for both floors)

1. OSE USA, Inc. (“OSEU”) will obtain all necessary approvals from local authorities (San Jose Fire Department, San Jose City government, etc) as it relates to close down the manufacturing business located at 2221 Old Oakland Road.

2. OSEU will restore the building to rentable condition. The restoration will include: painting of the inside walls, replace existing carpet, repair/replace broken light fixtures, etc.

3. OSEU will clarify and identify all existing building fixtures in writing with the new buyer (“Buyer”) who will purchase the existing OSEU assembly operation. Excluding all equipment fixtures and other attached real property items

4. OSEU will deliver a copy of executed sales agreement to landlord once the transaction with Buyer is closed.

5. All areas left clean and clear of all materials of any kind.

6. Any security or alarm device that is attached to the building left working properly.

7. Electrical, water or other utility paid to date of vacating.

8. List of all contracts related to the building that may have carry on requirements.

9. Payment of all taxes to any government agency

10. All door locks, dead bolts, latches and other closing devices working properly. Keys to all doors in a key cabinet and labeled as to locations. Provide all electronic card readers

11. All window tint and blinds repaired.

12. All damaged doors replace.

13. Damaged floor tiles ceramic and vinyl repaired.

14. Provide all as build drawings of building, copies of all past building permits.

15. All HVAC units service and working with a certificate of working order by a licensed

16. HVAC contractor. Provide all service records listing all units.

17. Restroom areas to be though cleaned, tile and cove bases repaired. Any broken fixtures replace, all sink faucet replaced, all drains working properly. Sinks calked and resealed to counters. Any damaged, counters, stained and rusted dividers to be replaced. Walls repaired and painted as necessary.